Exhibit 99.1

China Granite Corporation

For Immediate Release

PRIVATE PLACEMENT AND DEBT REPAYMENT

Miami, Florida, October 19, 2005- CHINA GRANITE CORPORATION (the "Corporation")(OTCBB: CGNT) announces that it has completed a private placement of fixed rate senior promissory notes with an aggregate principal amount of $886,885 (the "Notes"). The Notes are due October 5, 2006 and carry an interest rate of 12% per annum. The Notes are secured by a general security agreement over all the assets of the Corporation and are to rank senior in right of payment and priority to all existing and future obligations of the company except for two previously issued 8% senior convertible promissory notes with an aggregate principal amount remaining of $400,000.

The Notes were sold in an exempt offering made under Regulation D and Regulation S under the Securities Act of 1933.

A portion of the net proceeds from the Notes have been used to repay one of the three investors holding senior convertible promissory notes of the Corporation issued in October of 2004 (the "2004 Convertible Notes"). The remainder will be used for working capital.

In a press release issued September 29, 2005, we disclosed two of the three investors holding 2004 Convertible Notes, had sent us notice that they want to be paid back their principal, plus interest at 8% per annum and any unpaid liquidated damages by September 30, 2005. (The 2004 Convertible Notes are more fully described in the Form 8-K we filed September 30, 2005.)

We are currently trying to arrange the necessary financing to repay the two remaining 2004 Convertible Note holders. We will attempt to raise this additional capital through the private placement of our securities or additional debt financing. There is no guarantee, however, that we will be able to successfully raise the required funds for this purpose or that such funds will be available on terms satisfactory to us. Any inability to raise additional funds may seriously jeopardize our future operations.

The matters discussed in this release are addressed in more detail in the Form 8-K filed by the Corporation with the SEC today, and readers are encouraged to review the Form 8-K for additional information. The Corporation will provide further information on the status of the foregoing items as it makes progress.

For additional information concerning this transaction, or other corporate activities, interested parties should contact Michael Miller, the Corporation's Vice President of Investor Relations, by emailing: mmiller@chinagranitecorp.com.

Contact Information:

China Granite Corporation
Michael Miller
Vice President of Investor Relations
Telephone: (866) 281-2188
E-mail: mmiller@chinagranitecorp.com
Website: www.chinagranitecorp.com

FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the results of geologic surveys, the outcome of assays and additional sampling and drilling efforts, the availability of funding for the future exploration and development of the Company and or projects, potential governmental regulation and other factors that will be disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.